Exhibit 99.1

News Release	For Release July 11, 2007
CONTACTS:	7:50 a.m. Eastern Time
Patty Frank, Investors, (513) 763-1992
Lori Dorer, Media, (513) 345-1685

KENDLE INTERNATIONAL PRICES $175 MILLION OFFERING OF

CONVERTIBLE SENIOR NOTES

CINCINNATI, July 11, 2007 – Kendle International Inc. (Nasdaq: KNDL) today announced the pricing of its underwritten public offering of $175,000,000 aggregate principal amount of 3.375% Convertible Senior Notes due 2012. The offering was increased by $25,000,000 in aggregate principal amount of notes over the proposed offering announced on July 9, 2007. As part of the offering, Kendle has granted the underwriter a 30-day option to purchase up to an additional $25,000,000 aggregate principal amount of notes to cover over-allotments, if any.

The notes pay interest semi-annually at a rate of 3.375% per annum. The notes are convertible, in certain circumstances into cash and, if applicable, shares of Kendle’s common stock, based on an initial conversion rate of 20.9585 shares of common stock per $1,000 principal amount of notes (representing an initial conversion price of approximately $47.71 per share of common stock), subject to adjustment upon the occurrence of certain events. The initial conversion price represents a conversion premium of approximately 32.5% over the closing sale price of Kendle’s common stock on July 10, 2007, which was $36.01 per share. Upon conversion, holders will receive cash up to the principal amount of the notes to be converted, and any excess conversion value will be delivered in shares of Kendle’s common stock.

The notes are not redeemable at the option of Kendle prior to maturity. Upon a fundamental change (as defined in the supplemental indenture relating to the notes), holders may require Kendle to repurchase their notes at a purchase price equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, in cash. The notes will be senior unsecured obligations of Kendle.

UBS Investment Bank acted as sole book-running manager for the offering.

In connection with the offering, Kendle entered into convertible note hedge transactions with certain dealers. These transactions are intended to reduce the potential dilution to Kendle’s shareholders upon any future conversion of the notes. Kendle also entered into warrant transactions concurrently with the offering, pursuant to which it sold warrants to purchase Kendle’s common stock to the same dealers that entered into the convertible note hedge transactions.

Kendle expects to receive net proceeds from the notes offering of approximately $169.4 million after deducting underwriting discounts and commissions and estimated offering expenses. Kendle expects to use a portion of the net proceeds to fund the net cost of the convertible note hedge and warrant transactions. Kendle intends to use the remaining net proceeds from this note offering to repay debt under its credit agreement, and for general corporate purposes, which may include working capital and acquisitions or investments in businesses, products or technologies complementary to its own.

This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

A registration statement (including a prospectus) and prospectus supplement related to the offering have been filed with the Securities and Exchange Commission and are available on the SEC’s website at www.sec.gov. Printed copies of the prospectus and prospectus supplement relating to the offering may also be obtained from UBS Investment Bank, Attention: Prospectus Department, 299 Park Avenue, New York, New York, 10171, Toll Free 888-827-7275.

About Kendle

Kendle International Inc. (Nasdaq: KNDL) is a global clinical research organization that provides a broad range of Phase I-IV clinical development services to the biopharmaceutical industry.

Information provided herein which is not historical information may include forward-looking statements under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, competitive factors and industry consolidation, outsourcing trends in the pharmaceutical and biotechnology industries, the Company’s ability to manage growth and to continue to attract and retain qualified personnel, the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses, the Company’s ability to penetrate new markets, the fixed price nature of contracts and cost overruns, the loss, cancellation or delay of contracts or amendments thereto, the ability to maintain existing customer relationships or enter into new ones, the Company’s sales cycle, the effects of exchange rate fluctuations, risks related to non-US operations and other factors described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.